Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-259885 on Form S-8 of our reports dated March 19, 2025, with respect to the consolidated financial statements of Sportradar Group AG and the effectiveness of internal control over financial reporting.

/s/ KPMG AG

St. Gallen, Switzerland
March 20, 2025